EXHIBIT 16.1



Securities and Exchange Commission
Station Place
100 F Street, NE
Washington, D.C.  20549

Re:      Enviro Voraxial Technology, Inc.
         Commission File No. 000-27445
         -----------------------------

Dear Sir or Madam:

We have served as the principal accounts for Enviro Voraxial Technology, Inc. (the "Company") for the year ended December 31, 2004 and for the period since then until we were dismissed as the principal accountants of the Company on February 23, 2006. We have read the Company's statements included under Item
4.01 of its Form 8-K dated February 24, 2006, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

Very truly yours,



/s/WEINBERG & COMPANY, P.A.
---------------------------
Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
February 24, 2006